EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

CSAR - Q1 2008 Caraustar Earnings Conference Call

Event Date/Time: May. 02. 2008 / 9:00AM ET

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

William Nix

Caraustar—PAO, VP, Treasurer, and Controller

Mike Keough

Caraustar—CEO, President & Director

Ron Domanico

Caraustar—CFO & SVP

CONFERENCE CALL PARTICIPANTS

Joe Stivaletti

Goldman Sachs—Analyst

Bruce Klein

Credit Suisse—Analyst

Ravi Kamath

AIG Investments—Analyst

Neil Doshi

Strategic Value Partner—Analyst

PRESENTATION

Operator

Good morning. My name is Tequia and I will be your conference operator today. At this time, I would like to welcome everyone for the Caraustar Industries first quarter 2008 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you. Mr. Nix, Financial Vice President and Chief Accounting Officer, you may begin your conference.

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

Thank you, Tequia, and good morning. Welcome to the Caraustar first quarter 2008 conference call. Joining me on the call today are Mike Keough, President and CEO; and Ron Domanico, Senior Vice President and CFO. Before we begin the call, I would like to provide you with the forward-looking disclaimer statement. The company’s presentation today contains certain forward-looking statements including statements regarding expected effect of certain events on the Company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the company’s press release issued today regarding these matters and to the company’s filings with the Securities and Exchange Commission. We have approximately 20 minutes of prepared comments and then we will open it up for questions. At this time, I will turn the call over to Mike Keough.

Mike Keough - Caraustar - CEO, President & Director

Thank you Bill, and good morning all. Thank you for joining us on this call. This morning Caraustar reported first quarter 2008 results, and we would like to add more context to the press release. As the press release noted, Caraustar reported a gain from continuing operations of $200,000 or $0.01 per share. These results included free [tax] restructuring and impairment cost of $700,000 or $0.02 per share. Our earnings are considerably better than Q1 2007 and sequentially as a result of the significant initiatives undertaken in our strategic transformation plan. Ron Domanico will specifically highlight those initiatives later during this call. Our earnings performance is the first of two key points I would like to highlight. Against inflation which is obviously rising, we have successfully fought to be in the black and we feel good about the quarter. My

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

second key point is the redemption of the 2009 senior notes continues to be our top priority and one that we will execute in a strategic manner. I will touch more on that subject in my closing comments.

The press release highlights that sales from continuing operations on a dollar basis declined 1.3% Q1 to Q1 and paperboard volume was down 2% during the same period. At this point I would like to focus on the performance of our business segments for the quarter and trends that we see. Our tube and core tons were down 4.4% and down 2.8% sequentially. Overall demand for tubes and cores has slowed, but our numbers this quarter were also impacted by a 4,000 ton inventory pull down in our tube and core group.

2007 was a year of strategic investment in this business that has yielded quality enhancements, increased geographic reach, and cost reduction, all of which we expect will help drive improved earnings, particularly when demand is revived. This is a mature business where innovation will serve us well. Three examples of innovation will include new high speed tube and core winders in four locations around the country, our new Protect-A-Board location in the Midwest that gives us solid geographic reach into growing markets — and that is the business we talked about that has growth potential right at 20% a year, and also the expansion into the high growth construction tube business.

I would now like to transition to our folding carton business. The unaudited supplemental data included in the press release showed solid demand for folding carton. Our folding carton business was up 8.3% Q1 to Q1 and up 20.3% sequentially. Our Tama, Iowa mill remains full and continues to push the envelope with production records. Tama has always been profitable, but the dynamics of the improved coated recycled boxboard industry coupled with smart investments on Caraustar’s part have positioned the mill to be an excellent financial contributor. Our carton group has been equipped and enhanced to become a very strong system responsive to growing needs of national, regional, and local accounts. Our investments in the state-of-the-art printing presses in Charlotte and Grand Rapids continue to generate new business opportunities for which we are uniquely positioned. We are now the number five player in a consolidating industry. Our overall strategy is geared to accounts that require quality, service, flexibility and innovation. This strategy will provide improved margins and long term profitability for our carton group.

Let’s now look some paper. Although the housing buzz will continue easily into 2009, our timely actions with our Sweetwater Mill and PBL will more offset the project impact of the downturn. I’ll touch on these actions after I share shipment data. Gypsum facing shipments were marginally up, 0.2% Q1 to Q1, but up 13.5% sequentially. The demand for our facing product has bottomed out and we expect a slow but steady climb up based on Caraustar’s quality and innovation. Sweetwater continues to expand the customer base of our product SafeFaceMR. SafeFaceMR is our mold and moisture resistant paper, and we are selling this product to five of the top eight wallboard producers in the U.S. We expect to triple our shipments this year on a tonnage basis of SafeFaceMR, and that is a segment that is clearly growing for that mill. Sweetwater will also double its exports of gypsum facing in 2008. The dramatic increase in exports is due to product and service capabilities at the Sweetwater Mill and also the international reach of our sales organization. It goes without saying, but we are taking advantage of a weaker dollar too.

PBL is clearly considered the benchmark for gypsum facing in the industry. The mill had an excellent quarter operationally and financially. We see the mill on track for a record earnings year. Also our largest gypsum customer has increased its commitment to us based on the startup of the new wallboard operation in 2008, and this will result in a significant volume pickup at the Sweetwater Mill.

The biggest story at both Sweetwater and PBL is grade flexibility. We virtually reinvented Sweetwater, investing just short of $5 million — $4.8 million — to be able to run tube and core stock there. We now have a machine focused on specialty gypsum and high performance tube board. Even in the teeth of this massive housing downturn, the Sweetwater mill now produces two very profitable grades and is a sold out machine. We see it sold out through the balance of the year. Regarding flexibility at PBL, the mill can now produce gypsum facing containerboard and white top liner. Our white top liner grade is being developed with our joint venture partner Temple-Inland, and we have seen great overall interest and we have high expectations for this grade.

Switching now to specialty paperboard products, specialty converted products were down 11.6% Q1 to Q1 but up 8.5% sequentially. Like gypsum, we believe that our specialty grades have found the bottom, but there still are challenges. The housing downturn has hit a number of our customers hard. We make products for new home sheathing and carpet sample kits, and these businesses are down considerably. Despite these challenges we have many bright spots in the new product development activities in this business, such as Binder Tex 45. This grade is geared to school textbooks and we expect good growth this year because it is a schoolbook adoption year in California, Florida, and Texas. Those are three big states. What that means is greater demand, new editions and printings, and we see substantial pull the balance of the year.

Our StaSquare 32 grade is geared more to the trade book segment and point of purchase promotional items. This product is produced at our Austell 1 mill where we have a capital upgrade and we are really starting to see the ramp-up of this product line.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

In the supplemental data you’ll see that our mill average selling price was up $33 a ton Q1 to Q1 and flat sequentially. We also reported that our tube and core average selling price was up $44 a ton Q1 to Q1 and up $26.50 sequentially. We are presently evaluating a number of options to further improve margin and to reduce input cost. Although mill selling prices were up $33 a ton Q1 to Q1, other input cost like fiber and fuel and energy were up $31 a ton, netting out a slightly positive variance of $2 a ton. According to publications, fiber prices should soften due to the lack of availability in export containers and because of fuel cost to the port. One publication reduced reported prices relative to some key grades at Caraustar [buys] for a fiber system. This is at a time when secondary fiber cost historically climb. It looks like we’ll be seeing a softening in this cost area. Ron will touch more on input costs in detail. At this point, I would like to turn the call over to Ron Domanico and I’ll be back with closing comments.

Ron Domanico - Caraustar - CFO & SVP

Thanks, Mike, and good day everybody. For two years we’ve been telling you about Caraustar’s strategic transformation and initiative to reposition the company to return to positive earnings and cash flow. Over those two years, our portfolio rationalization resulted in the sale of 16 facilities and seven transactions. Our rightsizing initiatives resulted in the closure of 15 facilities while keeping the same level of sales. SG&A was reduced by $23 million from $126 million in 2005 down to $103 million last year and centralized procurement saved an incremental $8 million per year. Long-term debt was reduced by 47%. Interest expense was reduced by 58% and our revolving credit facility was expanded and extended. The strategic transformation plan was disruptive and expensive, but it’s near completion and the results are beginning to drop to the bottom line. One benefit of nearing the completion of the transformation is there are fewer transformation related charges. This resulted in increased visibility into the underlying performance of our businesses for the financial statement.

In the first quarter of 2008, as Mike mentioned, Caraustar reported net income from continuing operations of $200,000 or $0.01 per share. This included pre-tax restructuring and impairment cost of $700,000 or $0.02 per share, of which $600,000 was non-cash. The first quarter 2008 income from operations before restructuring impairment of $3.7 million was $6.1 million or $0.13 per share favorable versus the same period last year. Negative variances include higher fiber cost of $24 a ton or $3.5 million — $0.08 per share impact, higher tube and core paperboard costs of $38 a ton with an impact of $2.4 million [free] tax or $0.05 per share, lower tube and core volume approximately $1 million or $0.02 per share, and higher energy cost of $1.1 million or also $0.02 a share. On the positive side, variances included higher URB pricing of $32 a ton which gave a benefit of $4.6 million pre-tax equal to about $0.10 per share, higher tube and core pricing of $44 a ton — $2.8 million or plus $0.06 per share, higher folding carton margins of $1.1 million — $0.02 per share, favorable recovered fiber mix of $0.5 million or $0.01 per share, higher CRB volume of $800,000 or $0.02 per share, and lower SG&A expense of $4.1 million or $0.09 per share.

Net restructuring and impairment cost of $700,000 — $0.02 per share, were down $5.1 million versus the same quarter last year. Other income expense in the first quarter 2008 was a loss of $2.4 million or $0.05 per share versus the loss of $4.4 million in the first quarter of 2007. Net interest expense of $4.3 million was $300,000 favorable to last year. More notable was the $1.8 million or $0.04 per share increase in earnings at PBL which is recorded in the equity and income of unconsolidated affiliates. The increase at PBL was due to higher volume of 5,200 tons, stronger margins of $47 a ton, and better product mix which now includes white top liner.

Income taxes in the first quarter 2008 were $400,000 or $0.01 per share. SG&A in the first quarter was $24.4 million, down $4.1 million or minus 14.5% versus the same period last year. SG&A as a percent of sales was 11.3% in the first quarter 2008. This is down from 13.0% in the first quarter last year. Initiatives currently underway are targeting SG&A reduction of at least $10 million per year with an objective to achieve a run rate at the industry mean of SG&A equal to 10% of sales by the end of 2008.

On the energy front, Caraustar’s blended rate in the first quarter 2008 was $7.37 per MMBtu, up over $1 sequentially versus $6.35 in the fourth quarter of 2007 and up $1.15 from $6.22 a year ago. While the cost for coal was up only 2.1%, fuel oil, natural gas, and electric rates were all up 16 to 17%. Our ability to switch between energy sources in our mills provide a hedge to energy volatility. In the current environment, however, all energy alternative are escalating at approximately the same rate and there is little that we can do to mitigate the rate increases. On a same mill basis, energy costs in the first quarter of 2008 were up $800,000 or $0.02 per share versus the same quarter last year. Higher rates of approximately $1.3 million were partially offset by $0.5 million in improved efficiency. Caraustar uses approximately 1.1 trillion BTUs of boiler energy per quarter. 40% comes from coal, which is under contract at about $4.30 per MMBtu through the end of 2008. The other 60% of our boiler energy can swing between natural gas and fuel oil. Our energy position for those fuels is very short and we do not have any physical or financial hedges in place. An increase of $1 per MMBtu in fuel oil and natural gas would cost us $660,000 pre-tax per quarter or $0.014 per share.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Freight has been another significant cost driver. Caraustar ships approximately 6 million miles per quarter. The fuel surcharge is currently at $0.50 per mile versus $0.20 per mile last year. In the first quarter 2008, the increase in the fuel surcharge alone cost Caraustar $1.8 million pre-tax or $0.04 per share more than the first quarter last year. Crude oil closed near record highs again last night at $112.52 per barrel for the prompt month WTI contract and natural gas for June delivery ended at $10.56 per MMBtu. Energy cost levels and volatility are an ongoing concern and could be a contributing factor for seeking fuel surcharges or additional price increases. I will now turn it to Bill to review cash flow, liquidity, debt, and working capital.

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

Thank you, Ron. I’ll provide you with the base EBITDA number for the first quarter as we calculate it for purposes of our senior secured credit facility. And as usual we have also included in the supplemental data supplied with today’s press release a reconciliation of this non-GAAP measure to net cash used in operating activities as it appears on our statement cash flow.

For the first quarter of 2008, EBITDA * consisted of net quarterly income of $0.2 million, plus tax (inaudible) of $0.4 million, plus interest expense $4.3 million, plus depreciation and amortization of $5.0 million, less income from unconsolidated affiliates of $1.9 million, plus distributions from unconsolidated affiliates of $3 million, and less non-cash restructuring and impairment cost of $0.6 million, for a total of $11.6 million. This compares to negative $0.7 * million for the same period a year ago. The primary reasons for the increase versus the first quarter of 2007 were improved operating results which were an increase of $9.1 million, and $3 million in distributions from PBL where the first quarter 2007 distributions were zero.

Turning to cash and available liquidity, we ended the quarter with $90,000 cash on the balance sheet compared to $1.2 million at the end of the first quarter ‘07. Our senior secured credit facility had total borrowings of $35.8 million, which were comprised of an $18.6 million term loan portion of which $5.8 million is shown in the current liability and $17.2 million in drawn borrowings under the revolving portion of the facility. Availability under the revolver was approximately $27 million at March 31st, 2008 after consideration of limitations for fixed charge coverage and $16.1 million in outstanding letters of credit, both of which reduce availability.

Significant payments made in the first quarter of 2008 include $2.2 million in insurance premiums and $3.1 million in pension contribution. Forecasted pension cash contributions for 2008 were $8.7 million and accounting expense is estimated to be $5.2 million. Cash distributions from PBL in the first quarter of 2008 were $3 million versus none in the first quarter of 2007. And as we told you at the end of last quarter, we expect those cash contributions from PBL to conservatively be in the $6 million to $10 million range.

CapEx for the first quarter of 2008 $3.9 million, down from $8.1 million in the same quarter last year and we expect total 2008 CapEx to be between $12 million to $15 million. Looking at working capital which the company defines as inventory plus accounts receivable less accounts payable decreased $18.1 million at March 31st, 2007, but was up $6 million seasonally from December 31st, 2007. The decrease in working capital year-over-year was attributable to a combination of management efforts and closed or sold facilities.

Quarter-over-quarter, days sales outstanding and days inventory outstanding changed favorably by 5.2 and 1.9 days respectively for the reasons previously stated. Days payable outstanding changed unfavorable by 2.6 days due to the timing of certain payment. We continue to focus on working capital reduction and we expect that we will maintain the majority of that improvement in 2008. At this time, I will turn the call back to Mike for closing comments.

Mike Keough - Caraustar - CEO, President & Director

Thank you, Bill. On last quarter’s call we highlighted redeeming our 20009 senior notes as a top priority. We also mentioned that with the approval of our board of directors and the help of an advisor, we would pursue asset sales. We are down the path with a number of options and we are pleased with the substantial progress we have made. We are carefully refining each of these options to ensure that we implement a strategic redemption that requires — that maximizes shareholder value. We are absolutely confident that we’ll be able to achieve our objective to redeem the senior notes. We are very mindful of the potential impact to employees, customers, and other constituents. So we will not say more about the redemption at this time.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table on the page preceding this transcript titled “Unaudited Supplemental Data.”

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EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

A quick recap of our comments on the call, and Ron pointed to it in great detail. Our transformation plan is showing positive results and gaining traction. I feel good about those activities. Also our EBITDA performance was considerably better than Q1 ‘07, and also sequentially. And we also feel good about that performance. We also highlighted on the call a number of innovative products and capital investments that really bring home earnings and new product development. We worked hard doing a good job of talking about the transformation plan, but I’m not sure we’ve taken the right amount of time to talk about these investments and these new products that will help generate improved earnings going forward. At this point, I’d ask Tequia to open the call for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Your first question comes from Joe Stivaletti with Goldman Sachs.

Joe Stivaletti - Goldman Sachs - Analyst

Good morning. I know you said there were limits to what you were going to say on the refinancing, but I just wondered if you have any rough idea on when you would have more progress to report, more details, and also whether you can maybe tell us which direction you are leaning between the straight refinancing or a possible asset sale.

Ron Domanico - Caraustar - CFO & SVP

This is Ron. In answer to your question, as we tried to communicate as best we could, we are making a lot of progress. Our board has charged us with identifying all alternatives and moving down all paths in parallel, and we have done that. Looking at alternative financing, alternative asset monetizations and what we are doing is gathering all those alternatives so that the board can then decide the exact method and timing for the redemption of the notes. I would say right now in response to your direct question, we are not looking at a straight refinancing. The markets are getting a little bit more receptive to such transactions, but we are not counting on that coming back in time or in terms that would be acceptable to the company. Although we’ll continue to keep our eyes and ears open and are pleased to see recovery of the debt markets, as slight as they have been. But right now we are working very hard to have multiple viable options, and then we will leave it up to our board to actually select the specific method that the company employs.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Good luck with that. And on the business front, I wonder if maybe you can help us a little bit in terms of your outlook. It’s tough because of the volatility in quarterly EBITDA to understand that — or estimate the sustainability of the type of numbers you just put up in the first quarter when you get into this $10 million to $11 million to $12 million EBITDA number. So maybe you can talk to us a little bit about cost and pricing for your product, versus where they are today, versus where they were in the first quarter and any kind of other major variances we should be focused on that we might not otherwise be aware of.

Mike Keough - Caraustar - CEO, President & Director

Joe, one thing we stopped giving guidance a while back because we weren’t very good at it. When you take a look at the key drivers on the question of sustainability Q2, 3, 4, will be tied to how’s the volume going to come in, what is going to happen with price, what is happening with the inputs of fiber and energy. Here is what we’ll share. From a volume standpoint, when we go back and take a look at where we came in in the first quarter, I would tell you that we were very strong in the first quarter up to the back half of the month of March. We were tracking with much better volume, and we saw a drop off in the back half of March. That back half of March has hit us in April. Our April shipments are not as strong as we would have liked. When we take a look at the month of May, we see a pick up over April. If we were betting folks, we probably see volume pretty somewhat comparable to the first quarter. When you look out more than 30 days, it’s pretty difficult.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

On the pricing front, there’s a fair amount of activity with — and Ron went into it in detail, in terms of input challenges on especially the energy side. It has us concerned. I think I pointed out in my comments that there is an interesting movement right now based on the yellow sheet which came out yesterday morning that showed the key grades that were involved with OCC DLK and also mixed office, are all down. And they are all down based on availability of export containers. And so exports to China, India, wherever were backing up for two reasons. You can’t get these containers, number one, and you don’t see — because of the cost of diesel fuel, you are not seeing fiber trucked as far as you did in the past to these ports. And because of that we do believe there’s been a change in the publication. We expect to see a softening in the cost of fiber potentially for the next two or three months. We know it’s going to bounce back.

The dynamics Ron touched on and I touched on too, we are looking for ways to improve our margins and we can do it one of two ways. We can come out and we can raise prices in a general fashion, or through some form of a surcharge, or we can work margins by doing a better job of figuring out what mills we run certain grades on. Ron pointed out that we have 40% of our mill boiler energy tied with coal. It’s important to run as many tons as we can on our lower cost mills. We are working with different freight carriers from time to time to look for freight lanes. We are working really hard to maximize truckloads to save freight in that fashion there. So we are looking at all the options. We are going into the second quarter with expectations that we are going to slug it out in a challenging environment, and we hope to be basically where we are right now.

Ron Domanico - Caraustar - CFO & SVP

The only thing I’d add, Joe, and this is Ron, is that historically Caraustar’s third quarter are the strongest quarters from a volume standpoint during the year followed by Q1 and then Q4 is our weakest quarter. So just as you work on your model, Mike mentioned that he probably saw Q2 volume somewhere in the neighborhood equal to Q1 instead of the normal increase, but still it bodes well for the company coming into the strongest two quarters of our annual cycle.

Joe Stivaletti - Goldman Sachs - Analyst

Just one quick thing and then I’ll pass it on. Is there anything as you work through your — looking at your refinancing options and whatnot, is there anything in your existing bank agreements that any kind of covenants or any kind of issues there that you need to deal with in the next let’s say, sort of six to nine months? Or do you have all the flexibility you need there?

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

This is Bill. We believe we have the flexibility. Clearly anything that we do in terms of refinancing we’ll consider both bond holders and our senior secured credit facility, but right now we don’t see any impediment.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Thank you.

Operator

Your next question comes from Bruce Klein with Credit Suisse.

Bruce Klein - Credit Suisse - Analyst

Good morning.

Mike Keough - Caraustar - CEO, President & Director

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Hi Bruce.

Bruce Klein - Credit Suisse - Analyst

What was PBL? Can you help us with the EBITDA for the quarter and maybe the year ago period, maybe your share?

Ron Domanico - Caraustar - CFO & SVP

Yes. In the first quarter on 100% basis, PBL delivered just under $7 million ** in EBITDA.

Bruce Klein - Credit Suisse - Analyst

And a year ago?

Ron Domanico - Caraustar - CFO & SVP

A year ago in the first quarter it was $3.2 million **.

Bruce Klein - Credit Suisse - Analyst

That was all 100% of the JV?

Ron Domanico - Caraustar - CFO & SVP

That’s correct.

Bruce Klein - Credit Suisse - Analyst

Have you — is there a cost inflation number for ‘08? I know there are a lot of pieces with energy and fiber. Is there an expectation for ‘08? I wonder how that squares versus whether you put a cost savings. You talked about $10 million. I know there are other pieces with regard to some of the absence of some of the losses from the facility last year. Is there a way that you all put that in sort of context in aggregate for ‘08?

Ron Domanico - Caraustar - CFO & SVP

What we have charged the organization with is that any normal inflation needs to be offset through cost reductions, other efficiencies, procurement savings, whatever with the exception of fiber and energy which are clearly outside of our control. So wage inflation for example — even some of the chemicals we use that may be petroleum based, we would expect that normal inflation would be offset by cost savings initiatives.

Bruce Klein - Credit Suisse - Analyst

I missed it. What was the sensitivity to $1 change? Was it oil and gas combined?

Ron Domanico - Caraustar - CFO & SVP

**	SEE NOTE REGARDING NON-GAAP FINANCIAL MEASURES AND THE ACCOMPANYING RECONCILIATION TABLE ON THE PAGE FOLLOWING THIS TRANSCRIPT.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Because we have the ability to switch between fuel oil or natural gas, if both of them go up $1 per MMBtu, it would cost Caraustar $600,000 pre-tax per quarter, which is a little more than $0.01 per share, about $0.014 per share. If only one of them were to go up, we would of course stick to the alternative fuel and there would be no impact.

Bruce Klein - Credit Suisse - Analyst

Right. So $1 is crude oil and/or gas?

Ron Domanico - Caraustar - CFO & SVP

Fuel oil or natural gas. $1 per MMBtu.

Bruce Klein - Credit Suisse - Analyst

Okay. And then product price initiatives, I guess with this cost inflation that is something I guess you are looking at but there’s been no announcement by you or the industry yet? Is that right?

Mike Keough - Caraustar - CEO, President & Director

When you look at, Bruce, different segments where there have been announcements — there have been a number of announcements for grades that go into — there’s three primary grades that go into folding cartons. Coated recycled boxboard, CUK, and SBS. And there have been publication changes in pulp and paper. And I would tell you that the dynamics of the coated end of the business in Caraustar is — of those three grades, we do make coated. Pulp and paper changed $22.50 in the April issue and we will get that $22. And we are on the streets with our customers and we will cover that probably over — going into July. We are going to pick that up. On the uncoated side, if you go back and look at past transcripts and calls, Caraustar and others independently in the uncoated end of the business announced increases in the range of $40 a ton for uncoated the back end of January and then there were tube and core increases in the 8% range or mid February.

I would tell you those increases were very challenging. If you think about it, we had fourth quarter industry operating rates on the uncoated side that were in the low 90% range. I think what you’ve had is you’ve had more pressure on the energy side. You have fiber obviously moving around. We are not happy with the margins. You do have industry operating rates that are closer to 94% range. I think to be super successful, we are going to have to find a way independently to have better industry operation rates or it’s very challenging. Caraustar is evaluating options in terms of recovering these input costs we talked about. We are not happy where we are right now, so I would say stay tuned.

Bruce Klein - Credit Suisse - Analyst

Thanks, guys.

Mike Keough - Caraustar - CEO, President & Director

Thank you.

Operator

Your next question comes from Ravi Kamath with AIG.

Ravi Kamath - AIG Investments - Analyst

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Hi. Good quarter, guys. A couple of questions in terms of cash flow. Can you give us any estimate for 2008 for cash taxes, cash restructuring costs? And also for the working capital element you said Q1 was obviously a seasonal usage. What is your expectation for recovery of that working capital you used during the remainder of 2008? Thank you.

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

This is Bill. From a cash tax standpoint, we generally would expect our cash taxes to be in the $1 million to $1.5 million. Obviously that depends on results for the rest of the year.

Ravi Kamath - AIG Investments - Analyst

Sure.

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

The working capital side of this — I believe we mentioned at the end of the last quarter that we were down fairly significantly, but we did expect a seasonal run up again. We did have a use of cash in the first quarter. I would expect that we can maintain working capital. And what the company considers to be working capital is receivables plus inventory less accounts payable. I would expect that we would be able to maintain that in the $75 million to $80 million range for the rest of the year. Cash restructuring — very difficult to ascertain, but based on what we have already restructured and we kind of know what the run out cost on that type is, I would expect you would see those — absent any other events, you would see those coming down throughout the rest of the year. And I would guess that they would be less than $1 million per quarter based on — without any other events occurring.

Ravi Kamath - AIG Investments - Analyst

Okay. And in Q1 you said it was about $100,000?

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

That’s correct.

Ravi Kamath - AIG Investments - Analyst

And just on the AR (inaudible) payables, where is that right now — as of March 31, where was that?

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

As of March 31, that was at $82 million.

Ravi Kamath - AIG Investments - Analyst

So you could recover $2 million to $7 million of that by year end?

William Nix - Caraustar - PAO, VP, Treasurer, and Controller

Correct.

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Ravi Kamath - AIG Investments - Analyst

Okay. And in terms of — given what you know right now in terms of volume and assuming things stay where they are as of today, is it fair to say that second quarter will be down sequentially from Q1?

Ron Domanico - Caraustar - CFO & SVP

I think number one we are not giving guidance, but I don’t know that it’s fair to say it will be down or up. We are still only one third of the way through the quarter right now. As Mike mentioned, volume seemed a little soft in April. It seems based on orders, looks like it will be stronger in May. We don’t have a clue about June. So I don’t think that we know if it’s going to be up or down.

Ravi Kamath - AIG Investments - Analyst

Great. Fair enough. Thank you.

Operator

(OPERATOR INSTRUCTIONS). Your next question is from Neil Doshi with Strategic Value Partner.

Neil Doshi - Strategic Value Partner - Analyst

I was wondering if you can give us insight or a bridge on your gross margin. I saw that it went up about 100 basis points. I was wondering if you can break that down in terms of improvement on pricing and volume or any type of productivity enhancement or savings versus any offset on energy and raw material cost?

Ron Domanico - Caraustar - CFO & SVP

Neil, it’s Ron. In my prepared comments I went through each of the items that contributed. I’ll do it again. On the positive side, URB pricing was up $4.6 million — you want it in dollars or cents per share?

Neil Doshi - Strategic Value Partner - Analyst

Overall dollars is fine.

Ron Domanico - Caraustar - CFO & SVP

Okay. URB pricing was $4.6 million positive. Tube and core pricing was $2.8 million positive. Folding carton margins was $1.1 million positive. Recovered fiber mix from our Recovered Fiber Group was $0.5 million positive and higher CRV volume was $800,000 positive. In the SG&A line, reductions year-over-year was a positive $4.1 million. On the negative side, higher fiber cost in the quarter were $3.5 million negative. Higher tube and core paperboard cost were $2.4 million negative. Lower tube and core volume was $1 million negative and higher energy cost was $1.1 million negative.

Neil Doshi - Strategic Value Partner - Analyst

Great. Thank you.

Ron Domanico - Caraustar - CFO & SVP

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You’re welcome.

Operator

There are no further questions at this time.

Mike Keough - Caraustar - CEO, President & Director

Okay. Thank you all for participation in today’s call. We look forward to talking to you next quarter. Thank you.

Operator

This concludes today’s conference. You may now disconnect.

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Note Regarding Non-GAAP Financial Measures

This presentation also includes a reconciliation for the following financial measure:

•	Reconciliation of Joint Venture Net Cash Provided by (Used in) Operations to EBITDA

This item was discussed on the Company’s conference call held May 2, 2008 regarding its financial results for the first quarter ended March 31, 2008. This item is not a financial measure under generally accepted accounting principles in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful, in evaluating the Company’s cash position and its ability to generate cash.

The following table includes a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation.

Premier Boxboard Limited, LLC.

Reconciliation of Net Cash Provided by Operations to EBITDA

(in thousands)

Premier Boxboard Limited (100%)

	Quarter ended March 31, 2008	Quarter ended March 31, 2007
Net cash provided by (used in) operating activities (GAAP)	$7,666	$(1,592)
Changes in working capital items and other	(1,768)	3,930
Interest expense (net)	1,055	906

EBITDA (Non-GAAP)	$6,953	$3,244